Exhibit 16.1

November 15, 2010

Securities and Exchange Commission
100 F Street, NE
Washington, B.C. 20549

Re:	Tombstone Technologies, Inc.
BIN: 51-0431963

Commissioners:

We were previously the principal accountants for Tombstone Technologies, Inc., and we reported on the financial statements of Tombstone Technologies, Inc. as of December 31, 2009 and 2008, and for the years ended December 31, 2009 and 2008. We have not provided any audit services to Tombstone Technologies, Inc. since the audit of the December 31, 2009 financial statements. We did conduct quarterly reviews on the interim financial statements of Tombstone Technologies, Inc. through June 30, 2010. Effective November 3, 2010, we were dismissed as the principal accountants.

We have read the Company's statements included under Item 4.01 of its Form 8-K Amendment Number 1, dated November 15, 2010. We agree with the statements concerning our Firm in Item 4.01 of the Form 8-K, Amendment Number 1. We have no basis on which to agree or disagree with other statements made in the Form 8-K, Amendment Number 1.

Very truly yours,

/s/ Cordovano and Honeck LLP
Cordovano and Honeck LLP Englewood, Colorado